EXHIBIT 2.1
____________









                    PURCHASE AND SALE AGREEMENT




                              between



                  BIRD ISLAND LIMITED PARTNERSHIP,
                a Massachusetts limited partnership
                            as Seller,




                                and


            LaSalle Hotel Operating Partnership, L.P.,
                  a Delaware limited partnership
                             as Buyer


           Harborside Hyatt Conference Center and Hotel
                       Boston, Massachusetts



                       Dated: June 16, 1998

                         TABLE OF CONTENTS

                                                              PAGE

BACKGROUND OF AGREEMENT. . . . . . . . . . . . . . . . . . . . . 6

AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
     1.    Definitions . . . . . . . . . . . . . . . . . . . . . 6
     2.    Agreement of Purchase and Sale. . . . . . . . . . . . 7
     3.    Purchase Price; Allocation. . . . . . . . . . . . . . 7
     4.    Payment of Purchase Price . . . . . . . . . . . . . . 7
           4.1. Earnest Money. . . . . . . . . . . . . . . . . . 7
           4.2. Investment of Earnest Money. . . . . . . . . . . 7
           4.3. Existing Indebtedness; Bond Reserves . . . . . . 7
           4.4. Cash at Closing; Liquor Inventory. . . . . . . . 8
     5.    Liquidated Damages. . . . . . . . . . . . . . . . . . 8
     6.    Buyer's Remaining Due Diligence; Environmental Release;
Disclaimer . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
           6.1. Remaining Due Diligence. . . . . . . . . . . . . 9
                6.1.1.     MassPort Environmental File Review. .10
           6.2. Seller's Cooperation . . . . . . . . . . . . . .10
           6.3. Hazardous Substances . . . . . . . . . . . . . .11
           6.4. Disclaimer . . . . . . . . . . . . . . . . . . .11
     7.    Entry Prior to Closing. . . . . . . . . . . . . . . .12
           7.1. Entry and Investigation. . . . . . . . . . . . .12
           7.2. No Interference. . . . . . . . . . . . . . . . .13
           7.3. Notice; Approval . . . . . . . . . . . . . . . .13
           7.4. Samples. . . . . . . . . . . . . . . . . . . . .13
           7.5. Governmental Notification. . . . . . . . . . . .13
           7.6. Indemnity for Entry. . . . . . . . . . . . . . .13
           7.7. Confidentiality - Reports and Testing Information14
           7.8. Survival . . . . . . . . . . . . . . . . . . . .14
     8.    Buyer's Contingencies . . . . . . . . . . . . . . . .14
           8.1. Hyatt Estoppel . . . . . . . . . . . . . . . . .14
           8.2. Ground Lease Estoppel. . . . . . . . . . . . . .15
           8.3. Bond Estoppel. . . . . . . . . . . . . . . . . .15
           8.4. Truth of Representations . . . . . . . . . . . .15
           8.5. Seller's Covenants . . . . . . . . . . . . . . .15
           8.6. UCC Filings. . . . . . . . . . . . . . . . . . .15
           8.7. Compliance with Agreements . . . . . . . . . . .15
           8.8. Title Insurance Policy . . . . . . . . . . . . .16
           8.9. Closing Balances . . . . . . . . . . . . . . . .16
           8.10.Transfer of Liquor License . . . . . . . . . . .16
                8.10.1.    Tax and Litigation Escrow . . . . . .16
     9.    Seller's Contingencies. . . . . . . . . . . . . . . .16
           9.1. Hyatt Estoppel . . . . . . . . . . . . . . . . .17
           9.2. Truth of Representations . . . . . . . . . . . .17
           9.3. Buyer's Covenants. . . . . . . . . . . . . . . .17
           9.4. Intentionally Omitted. . . . . . . . . . . . . .17
           9.5. Buyer Lease. . . . . . . . . . . . . . . . . . .17
           9.6. Transfer of Liquor License . . . . . . . . . . .17
     10.   Seller's Covenants. . . . . . . . . . . . . . . . . .17
           10.1.Maintenance of the Project . . . . . . . . . . .17
           10.2.Permits and Approvals. . . . . . . . . . . . . .18
           10.3.Capital Improvements . . . . . . . . . . . . . .18
           10.4.Amendments . . . . . . . . . . . . . . . . . . .18
           10.5.Intentional Acts . . . . . . . . . . . . . . . .18
     11.   The Escrow and Closing. . . . . . . . . . . . . . . .18
           11.1.Escrow Instructions. . . . . . . . . . . . . . .18
           11.2.Closing. . . . . . . . . . . . . . . . . . . . .18
           11.3.Action at the Closing by Seller. . . . . . . . .19
           11.4.Action at the Closing by Buyer . . . . . . . . .20
           11.5.Possession . . . . . . . . . . . . . . . . . . .21
           11.6.Extension to Satisfy Conditions. . . . . . . . .21
           11.7.Transfer of Guest Property in Safekeeping. . . .22
     12.   Closing Costs and Statement . . . . . . . . . . . . .22
           12.1.Closing Costs. . . . . . . . . . . . . . . . . .22
           12.2.Settlement Statement . . . . . . . . . . . . . .22
     13.   Closing Adjustments and Prorations. . . . . . . . . .23
           13.1.  Taxes. . . . . . . . . . . . . . . . . . . . .23
           13.2.  Prepaid Expenses . . . . . . . . . . . . . . .23
           13.3.Contingent Payments. . . . . . . . . . . . . . .23
           13.4.Bond Payments and Reserves . . . . . . . . . . .23
           13.5.Cash . . . . . . . . . . . . . . . . . . . . . .24
           13.6.Rental Receipts. . . . . . . . . . . . . . . . .24
           13.7.Food and Beverage Receipts . . . . . . . . . . .24
           13.8.Postage Meter. . . . . . . . . . . . . . . . . .24
           13.9.Accounts Receivable. . . . . . . . . . . . . . .24
           13.10.    Accounts Payable. . . . . . . . . . . . . .24
           13.11.    Unopened Inventory. . . . . . . . . . . . .25
           13.12.    Wages and Benefits. . . . . . . . . . . . .25
           13.13.    Utility and Maintenance Charges.. . . . . .25
           13.14.    Adjustments to Prorations . . . . . . . . .26
           13.15.    Survival. . . . . . . . . . . . . . . . . .26
     14.   Limited Representations and Warranties. . . . . . . .26
           14.1. Buyer . . . . . . . . . . . . . . . . . . . . .26
           14.2.Seller . . . . . . . . . . . . . . . . . . . . .27
           14.3.Survival of Buyer's Representations and Warranties29
     15.   Notices . . . . . . . . . . . . . . . . . . . . . . .29
     16.   Transfer of Liquor License. . . . . . . . . . . . . .31
     17.   Remedies. . . . . . . . . . . . . . . . . . . . . . .31
           17.1.Seller's Remedies. . . . . . . . . . . . . . . .31
           17.2.Buyer's Remedies . . . . . . . . . . . . . . . .32
     18.   Casualty; Condemnation. . . . . . . . . . . . . . . .32
     19.   Commissions . . . . . . . . . . . . . . . . . . . . .33
     20.   Confidentiality and Return of Seller Documents. . . .33
     21.   Attorneys' Fees . . . . . . . . . . . . . . . . . . .34
     22.   Waiver. . . . . . . . . . . . . . . . . . . . . . . .34
     23.   Time Periods. . . . . . . . . . . . . . . . . . . . .34
     24.   Survival. . . . . . . . . . . . . . . . . . . . . . .34
     25.   Modification of Agreement . . . . . . . . . . . . . .34
     26.   Further Instruments . . . . . . . . . . . . . . . . .35
     27.   Entire Agreement. . . . . . . . . . . . . . . . . . .35
     28.   Applicable Law. . . . . . . . . . . . . . . . . . . .35
     29.   Descriptive Headings. . . . . . . . . . . . . . . . .35
     30.   Time of the Essence . . . . . . . . . . . . . . . . .35
     31.   Assignment. . . . . . . . . . . . . . . . . . . . . .35
     32.   Construction. . . . . . . . . . . . . . . . . . . . .35
     33.   Interpretation. . . . . . . . . . . . . . . . . . . .35
     34.   Exhibits and Schedules. . . . . . . . . . . . . . . .35
     35.   Counterparts. . . . . . . . . . . . . . . . . . . . .36
     36.   Recordation . . . . . . . . . . . . . . . . . . . . .36
     37.   IRS Real Estate Sales Reporting . . . . . . . . . . .36
     38.   Audit . . . . . . . . . . . . . . . . . . . . . . . .36

LIST OF EXHIBITS . . . . . . . . . . . . . . . . . . . . . . . .38

EXHIBIT "A"

LEGAL DESCRIPTION OF LAND. . . . . . . . . . . . . . . . . . . .39

EXHIBIT "B"

LIST OF BOND DOCUMENTS . . . . . . . . . . . . . . . . . . . . .40

EXHIBIT "C"

BOND TRUSTEE ESTOPPEL CERTIFICATE AND AGREEMENT. . . . . . . . .41

EXHIBIT "D"

RETAIL CONCESSIONS . . . . . . . . . . . . . . . . . . . . . . .47

EXHIBIT "E"

LIST OF CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .48

EXHIBIT "F"

MANAGER'S ESTOPPEL CERTIFICATE . . . . . . . . . . . . . . . . .49

EXHIBIT "G"

INTANGIBLE PROPERTY. . . . . . . . . . . . . . . . . . . . . . .52

EXHIBIT "H-1"

LANDLORD'S CONSENT AND ESTOPPEL CERTIFICATE. . . . . . . . . . .53

EXHIBIT "H-2"

CREDIT ENHANCEMENT ESTOPPEL. . . . . . . . . . . . . . . . . . .57

EXHIBIT "I"

INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . .60

EXHIBIT "J"

BOND RESERVES. . . . . . . . . . . . . . . . . . . . . . . . . .61

EXHIBIT "K"

LEASE ASSIGNMENT AND ASSUMPTION. . . . . . . . . . . . . . . . .62

EXHIBIT "L"

ASSIGNMENT AND ASSUMPTION
OF MANAGEMENT AGREEMENT. . . . . . . . . . . . . . . . . . . . .66

EXHIBIT "M"

ASSIGNMENT AND ASSUMPTION OF CONTRACTS . . . . . . . . . . . . .69

EXHIBIT "N"

ASSIGNMENT OF INTANGIBLE PROPERTY. . . . . . . . . . . . . . . .71

EXHIBIT "O"

BILL OF SALE . . . . . . . . . . . . . . . . . . . . . . . . . .74

EXHIBIT "P"

NON-FOREIGN PERSON AFFIDAVIT . . . . . . . . . . . . . . . . . .75

EXHIBIT "Q"

LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . .77

EXHIBIT "R"

SCHEDULE OF PREPAID EXPENSES . . . . . . . . . . . . . . . . . .78

EXHIBIT "S"

INTENTIONALLY OMITTED  . . . . . . . . . . . . . . . . . . . . .79

                    PURCHASE AND SALE AGREEMENT


     This Purchase and Sale Agreement (the "AGREEMENT") is made as of the 16th day of June, 1998, by and between BIRD ISLAND LIMITED PARTNERSHIP, a Massachusetts limited partnership ("SELLER") and LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership ("BUYER").


                      BACKGROUND OF AGREEMENT

     A. Seller is the owner of the Harborside Hyatt Conference Center and Hotel, consisting of a 270-room conference center, hotel, and other improvements, located in Boston, Massachusetts.

     B. Buyer desires to purchase such hotel and certain related assets, and Seller desires to sell to Buyer such hotel and the related assets, subject to and in accordance with the terms, covenants and conditions of this Agreement.


                             AGREEMENT

     NOW, THEREFORE, in consideration of the premises, the terms, conditions and covenants contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. DEFINITIONS. As used in this Agreement, the terms below shall have the following meanings unless the context requires otherwise.

           "Affiliate." As to either party, any person directly or indirectly controlling or controlled by or under common control with such party; any trustee, officer, director, member or partner in or of such party; any person directly or indirectly, through one or more entities, beneficially owning more than five percent (5%) of the equity interest in such party; any spouse, sibling, ancestor or descendant of any person who is an Affiliate of such party; or any entity more than ten percent (10%) of the equity of which is owned by such party and/or Affiliate of such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise, and "person" shall mean any individual, corporation, limited or general partnership, limited liability company or partnership, joint venture, association, joint stock company, trust, unincorporated organization or any governmental or quasi-governmental agency, board, branch, department, instrumentality or political unit, whether domestic or foreign.

           "AGREEMENT." This Purchase and Sale Agreement, as amended or supplemented from time to time.

           "ASSETS." The Hotel, the Contracts, the Intangible Property and the Personalty.

           "BOND DOCUMENTS." The documents evidencing and securing the Bonds, including but not limited to the documents listed on EXHIBIT "B" attached hereto.

           "BOND ESTOPPEL." An estoppel certificate from the Bond Trustee in the form attached hereto as EXHIBIT "C", subject to such changes as the Bond Trustee may require and as are approved by Buyer in its reasonable discretion, and with the blanks therein completed satisfactorily to Buyer in its reasonable discretion.

           "BOND RESERVES." The following escrow or reserve accounts with respect to the Bonds, as provided for by the Bond Documents:

           a.   Credit Enhancement Account

           b.   Debt Service Reserve Fund

           c.   Equity Reserve Fund

           d.   Supplemental Equity Fund

           e.   Construction and Operating Costs
                Contingency Fund

           f.   Revenue Fund

           g.   Bond Fund

           h.   Rebate Fund

           "BOND TRUSTEE." State Street Bank and Trust Company, successor to Shawmut Bank, N.A., as Trustee under the Bond Documents.

           "BONDS." $40,000,000 Massachusetts Port Authority Special Project Revenue Bonds, Series 1990 (Harborside Hyatt Conference Center and Hotel Project).

           "BUYER LEASE."  As defined in Section 2.

           "BUYER'S LESSEE." LaSalle Hotel Lessee, Inc., an Illinois corporation, an affiliate of Buyer.

           "BUYER'S REPRESENTATIVES."  As defined in SUBSECTION 7.1.

           "CLOSING." The consummation of the transaction contemplated hereby, when Buyer acquires title to the Assets.

           "CLOSING DATE." The date that is the fifth (5th) business day after the latest of the Bond Estoppel, the Hyatt Estoppel and the MassPort Estoppel is received by Seller, but in no event later than June 23, 1998, or such other date as is agreed to in writing by both Buyer and Seller in their sole and absolute discretion.

           "CONCESSION INVENTORY." All goods and merchandise owned by Seller and used for retail sale in the ordinary course of business in the retail concessions operated within the Hotel listed on EXHIBIT "D" attached hereto.

           "CONTRACTS." The Management Agreement and the other service contracts, equipment leases, booking agreements and other arrangements or agreements to which Seller is a party affecting the ownership, repair, maintenance, management, leasing or operation of the Hotel described in EXHIBIT "E" attached hereto.

           "EARNEST MONEY." The funds deposited by Buyer pursuant to SUBSECTION 4.1.

           "ENVIRONMENTAL LAW." All statutes, ordinances, by-laws, rules and regulations, executive orders and other administrative orders, judgments, decrees, injunctions and other judicial orders of or by any governmental authority, now or hereafter in effect, relating to pollution or protection of human health or the environment, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Substances or Hazardous Discharges, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.), the Resources Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Section 466 et seq.), the Safe Drinking Water Act (14 U.S.C. Sections 1401-1450), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Toxic Substance Control Act (15 U.S.C. Section 2601-2629) and Massachusetts General Laws Chapter 21E, and the regulations adopted and publications promulgated pursuant to each of said laws, all as the same may now or hereafter be amended.

           "ESCROW." The Escrow established with Escrow Agent to consummate the transaction contemplated hereby.

           "ESCROW AGENT." Chicago Title Insurance Company, 75 Federal Street, Suite 410, Boston, MA 02110, attention: Sharon A. Sbordon (Fax No. 617/210-0777).

           "FF & E RESERVE." The Fund for Replacement of and Additions to Furnishings and Equipment provided for by the Management Agreement.

           "FEDERAL CODE." The United States Internal Revenue Code of 1986, as amended.

           "FOOD AND BEVERAGE INVENTORY." All inventory of food and beverages, including alcoholic beverages, owned by Seller, located at the Hotel, and used in the operation of any food service operation within the Hotel.

           "GROUND LEASE". That certain Ground Lease for Phase C of the Bird Island Flats Development by and between MassPort and Logan Harborside Associates II Limited Partnership, dated as of September 15, 1990, as amended by First Amendment to Ground Lease for Phase C of the Bird Island Flats Development by and between MassPort and Logan Harborside Associates II Limited Partnership, dated as of June 27, 1991, a notice of which Ground Lease is recorded with the Suffolk County Registry of Deeds in Book 16655, Page 298, and filed with the Suffolk County Registry District of the Land Court as Document No. 472083, and a notice of which amendment is recorded with said Deeds in Book 16912, Page 126, and filed with said Registry District as Document No. 476584, as affected by Landlord's Consent and Estoppel Certificate dated as of December 15, 1990, Landlord's Supplemental Consent and Estoppel Certificate, dated as of June 20, 1991, and the Settlement Agreement between MassPort and Seller dated January 14, 1998; the interest of Logan Harborside Associates II Limited Partnership thereunder having been assigned to Seller by Assignment of Lease dated March 15, 1994, recorded with said Deeds in Book 19024, Page 337 and filed with said Registry District as Document No. 513331.

           "HAZARDOUS DISCHARGE."  As defined in SUBSECTION 6.3.

           "HAZARDOUS SUBSTANCES."  As defined in SUBSECTION 6.3.

           "HOTEL." The 270-room conference center, hotel, and other Improvements, including, but not limited to, parking areas, a swimming pool, a health club, landscaping and other site improvements, together with the leasehold estate created by the Ground Lease, and all rights, privileges, licenses and appurtenances which Seller may now own or hereafter acquire with respect to such leasehold estate.

           "HYATT." Hyatt Corporation, a Delaware corporation.

           "HYATT ESTOPPEL." A consent and estoppel certificate from Hyatt in the form attached hereto as EXHIBIT "F", subject to such changes as Hyatt may require and as are approved by Buyer in its reasonable discretion, and with the blanks therein completed satisfactorily to Buyer in its reasonable discretion.

           "IMPROVEMENTS." All buildings, fixtures, walls, fences, landscaping and other structures and improvements situated on or affixed to the Land.

           "INTANGIBLE PROPERTY." The transferable or assignable licenses, permits, warranties and guarantees held by Seller in connection with operation of the Hotel, Seller's rights to the deposits made in connection with operation of the Hotel, the trade names and service marks identified with the Hotel, the telephone exchange numbers identified with the Hotel, and all other transferable intangible property, miscellaneous rights, benefits or privileges of any kind or character with respect to the operation of the Hotel listed on EXHIBIT "E" attached hereto, together with Seller's rights to the Bond Reserves and any reserves or deposits held under the Management Agreement, including, without limitation, the FF&E Reserve.

           "INVESTIGATIONS."  As defined in SUBSECTION 7.1.

           "LAND." The land subject to the Ground Lease, more particularly described in EXHIBIT "A" attached hereto.

           "LAWS." All laws, statutes, codes, ordinances, orders, awards, judgments, decrees, injunctions, approvals, permits, requirements, regulations and licenses of every governmental or quasi-governmental authority or agency having jurisdiction over the Assets.

           "LHA II." Logan Harborside Associates II Limited Partnership, a Massachusetts limited partnership.

           "LIABILITY."  As defined in SUBSECTION 7.6.

           "LOAN AGREEMENT."  As defined in the definition of Bond
Documents.

           "MANAGEMENT AGREEMENT." That certain Management Agreement dated as of March 15, 1990 by and between Logan Harborside Associates II Limited Partnership and Hyatt, as amended by First Amendment to Management Agreement dated June 27, 1991, by and between Logan Harborside Associates II Limited Partnership and Hyatt.

           "MASSPORT."  Massachusetts Port Authority.

           "MASSPORT ESTOPPEL." Two estoppel certificates from MassPort in the form attached hereto as EXHIBITS "H-1" AND "H-2", respectively, subject to such changes as MassPort may require and as are approved by Buyer in its reasonable discretion, and with the blanks therein completed satisfactorily to Buyer in its reasonable discretion.

           "OPERATING AGREEMENT."  As defined in SECTION 16.

           "OPERATING EQUIPMENT." All chinaware, glassware, linens, silverware, tools, kitchen utensils, uniforms, engineering and housekeeping tools, and other equipment and utensils owned by Seller and used in the operation of the Hotel.

           "OPERATING SUPPLIES." All fuel, soap, toilet paper, tissues, toiletries, towels, light bulbs, mechanical stores, cleaning supplies and materials, matches, stationery, paper supplies, laundry supplies, housekeeping supplies, accounting supplies and other immediately consumable items, owned by Seller and used in the operation of the Hotel.

           "PERMITS AND APPROVALS."  As defined in SECTION 6.

           "PERMITTED TITLE EXCEPTIONS." The matters affecting title to the Assets that are approved, or deemed approved, by Buyer pursuant to SUBSECTION 6.1 below, together with the following, to the extent any such matter was not previously disclosed in the Title Commitment or any supplement thereto delivered to Buyer prior to the Title Due Diligence Expiration Date: (i) all matters reflecting liabilities, obligations, encumbrances and other matters expressly agreed to be assumed or taken subject to by Buyer pursuant to this Agreement; (ii) all matters, whether or not of record, affecting the Assets on the Closing Date, which arose out of, or by reason of, any acts of Buyer or its agents, representatives or contractors; and (iii) all matters which Escrow Agent is willing to delete from Buyer's title insurance policy.

           "PERSONALTY." All furniture, furnishings, fixtures, equipment (including, without limitation, office equipment and the Operating Equipment), machinery, tools, supplies, inventory, drapes, carpeting, rugs, artwork, the Operating Supplies, the Food and Beverage Inventory, the Concession Inventory, building plans and specifications, operating manuals, books and records, guest information and advertising materials found or used exclusively at the Hotel, excluding, all of Hyatt's proprietary software and all personal effects of employees of the Hotel.

           "PURCHASE PRICE." The purchase price for the Assets as set forth in SECTION 3 of this Agreement.

           "SELLER'S TITLE AFFIDAVIT."  As defined in SUBSECTION 8.8.

           "SURVEY."  As defined in SUBSECTION 6.1.

           "TESTING INFORMATION."  As defined in SUBSECTION 7.7.

           "TITLE COMMITMENT."  As defined in SUBSECTION 6.1.

           "TITLE DUE DILIGENCE EXPIRATION DATE." June 18, 1998.

           "TITLE OBJECTIONS."  As defined in SUBSECTION 6.1.

           "TITLE POLICY."  As defined in SUBSECTION 8.8.

           "UNOPENED INVENTORY."  As defined in SUBSECTION 13.11.

     2. AGREEMENT OF PURCHASE AND SALE. At the Closing, subject to the terms, covenants and conditions of this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller the Assets. Also at the Closing, Buyer shall lease the Hotel to Buyer's Lessee, pursuant to a lease between Buyer and Buyer's Lessee (the "BUYER LEASE").

     3. PURCHASE PRICE; ALLOCATION. The Purchase Price to be paid for the Assets shall be Seventy-Three Million, Five Hundred Thousand and No/100 Dollars ($73,500,000.00). Of the Purchase Price, Sixty Eight Million, One Hundred Thousand and No/100 Dollars ($68,100,000.00) shall be allocated to the Hotel and Five Million, Four Hundred Thousand and No/100 Dollars ($5,400,000.00) shall be allocated to the Contracts, Intangible Property and Personalty.

     4. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be payable by Buyer as follows:

           4.1. EARNEST MONEY. Prior to the execution of this Agreement, Buyer has deposited with Escrow Agent Two Million and No/100 Dollars ($2,000,000) as Earnest Money, in cash, by cashier's check or by other immediately available funds.

           4.2. INVESTMENT OF EARNEST MONEY. Escrow Agent is hereby authorized and directed to invest all Earnest Money deposited by Buyer in Escrow in an interest-bearing account, or as otherwise directed by both Seller and Buyer. Buyer's federal taxpayer identification number is 36-4217399. Interest on the Earnest Money shall accrue for the benefit of and be payable to the party otherwise entitled to such sums upon the Closing or
earlier termination of this Agreement.   If the sale of the Assets
contemplated hereunder is consummated, the Earnest Money shall be paid to Seller at the Closing (INCLUSIVE of all interest earned thereon) and be applied as a credit (INCLUSIVE of all interest earned thereon) against Buyer's payment of the Purchase Price.

           4.3. EXISTING INDEBTEDNESS; BOND RESERVES. At the Closing, Buyer shall take title to the Assets subject to the security documents securing the Bonds, and the outstanding principal balance thereof, plus any accrued but unpaid interest as of the Closing, shall be deducted from the Purchase Price. At the Closing Seller's rights to all amounts held in the Bond Reserves accounts shall be transferred to Buyer, and Seller shall receive a credit for the amounts held in the following Bond Reserves:

           (a)  outstanding balance of Bond Fund
           (b)  outstanding balance of Revenue Fund
           (c)  outstanding balance of Construction and
Operating Costs, Contingency Fund; and
           (d) outstanding balance of Debt Service Reserve Fund in excess of $4,000,000 (subject to the provisions of Section 13.4 below).

           4.4. CASH AT CLOSING; LIQUOR INVENTORY. On or before the Closing Date, Buyer shall deliver to Escrow Agent, for the account of Seller, the remaining balance of the Purchase Price (reduced by any credits due Buyer, or increased by any credits due Seller or charges to Buyer, contemplated by this Agreement) by wire transfer of immediately available federal funds to the account of Escrow Agent; provided, however that if Seller and Buyer enter into the Operating Agreement at Closing, Seller's inventory of alcoholic beverages shall not be transferred to Buyer or paid for until the date on which the Hotel liquor license has been transferred (or a new liquor license issued) to Buyer and the Operating Agreement has terminated, at which time the cost of the inventory in existence as of the Closing Date shall be paid to Seller. All then unopened bottles of alcoholic beverages then shall be transferred to Buyer, and all open containers of alcoholic beverages shall be removed from the Property by Seller.

     5. LIQUIDATED DAMAGES. IN THE EVENT THE SALE OF THE ASSETS CONTEMPLATED HEREUNDER IS NOT CONSUMMATED BECAUSE OF THE FAILURE OF ANY CONDITION OR ANY OTHER REASON EXCEPT A FAILURE BY BUYER TO PERFORM ITS OBLIGATION TO CONSUMMATE THE SALE IN ACCORDANCE WITH THE PROVISIONS OF
SECTION 11 HEREOF, THE EARNEST MONEY (INCLUDING INTEREST EARNED) SHALL IMMEDIATELY BE RETURNED TO BUYER. IF SAID SALE IS NOT CONSUMMATED BECAUSE OF A FAILURE BY BUYER TO PERFORM ITS OBLIGATION TO CONSUMMATE THE SALE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11 HEREOF, THE EARNEST MONEY (INCLUDING INTEREST EARNED) SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF SUCH DEFAULT BY BUYER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO DETERMINE. THEREFORE, THE PARTIES ACKNOWLEDGE THAT THE AMOUNT OF THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES AND AS SELLER'S EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT OF A FAILURE BY BUYER TO PERFORM ITS OBLIGATION TO CONSUMMATE THE SALE IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11 HEREOF.

     6. BUYER'S REMAINING DUE DILIGENCE; ENVIRONMENTAL RELEASE; DISCLAIMER. Prior to the date of this Agreement, Buyer has had the opportunity to review: the Ground Lease; the Contracts, including, but not limited to, the Management Agreement; financial information with respect to the Hotel, including, but not limited to (i) audited income and expense statements and audited year-end financial statements for the Hotel for the three most recent full calendar years prior to Closing and the current year, (ii) monthly operating statements for the current year, (iii) other historical financial information and operating and capital (including FF&E) budgets for the Hotel, (iv) Hotel advertising and marketing plans, (v) Hotel operating and capital projections for 1998, and(vi) the other reports which Hyatt is required to or does deliver under the Management Agreement; the governmental permits and approvals ("PERMITS AND APPROVALS") obtained or held by Seller or Manager relating to the construction, operation, use or occupancy of the Hotel; Environmental Laws and zoning, land-use, subdivision, building and construction laws and regulations restricting or regulating or otherwise affecting the use, occupancy or enjoyment of the Hotel; and any appraisal and/or architectural or engineering reports with respect to the Hotel that Buyer has elected to obtain; and in connection therewith, Buyer has conducted such physical inspections and other due diligence pertaining to the Assets as Buyer wished to perform, except for the following due diligence, which remains incomplete as of the date hereof (collectively, the "REMAINING DUE DILIGENCE").

           6.1. REMAINING DUE DILIGENCE. Buyer's Remaining Due Diligence consists of Buyer's title review. Buyer shall review title to the Hotel and the Survey, as follows:

                     (a) Prior to the execution of this Agreement, Seller has delivered to Buyer a commitment for title insurance dated May 7, 1998 on the Hotel issued by the Escrow Agent (the "TITLE COMMITMENT"), accompanied by copies of all exception documents referred to in the Title Commitment, and an ALTA\ACSM "as-built" survey of the Hotel prepared by a licensed surveyor or engineer (the "SURVEY").

                     (b) Buyer shall notify Seller and Escrow Agent no later than the Title Due Diligence Expiration Date of the specific exceptions to title reflected on the Title Commitment or matters reflected on the Survey which are unacceptable to Buyer (collectively, the "TITLE OBJECTIONS"). Buyer shall be deemed to have approved all matters affecting title to the Hotel identified in Schedule B, Section 2 of the Title Commitment and all matters shown on the Survey to which Buyer does not object by written notice to Seller given on or before the Title Due Diligence Expiration Date,. If Buyer timely gives notice of any Title Objections as herein provided, Seller shall, not more than three (3) business days after receipt of Buyer's notice, give Buyer notice whether or not Seller agrees to remove any of the Title Objections on or before the Closing; Seller's failure to so notify Buyer within such three (3) business day period shall be deemed Seller's election NOT to remove the Title Objections. The decision by Seller to remove or not to remove any Title Objections shall be made in Seller's sole and absolute discretion. If Seller elects, or is deemed to have elected, not to remove or cure any Title Objections, notwithstanding that the Title Due Diligence Expiration Date shall have passed, Buyer shall have three (3) business days following receipt of Seller's notice or the expiration of Seller's three (3) business day period, as the case may be, or until the day prior to the Closing Date, whichever is sooner, to elect whether to proceed with the purchase and accept title to the Hotel subject to the Title Objections, or to terminate this Agreement. If Buyer shall fail to give Seller notice of its election within the time period referenced in the immediately preceding sentence, Buyer shall be deemed to have elected to terminate this Agreement. Upon any such termination, Buyer shall be entitled to the return of the Earnest Money, including interest thereon and thereafter, except for any covenants or obligations which by the express provisions of this Agreement survive a termination of this Agreement, neither party shall have any further rights or obligations hereunder.

                     (c)   In addition, Seller shall use diligent
efforts to remove any title exceptions that arise after the date of the Title Commitment and before Closing, provided, however, that Seller shall not be obligated to remove (i) any involuntary encumbrances or exceptions costing more than $100,000.00 in the aggregate to remove (except that such monetary limitation shall not apply to any mechanics', materialmens', and similar liens attributable to work performed on or about the Hotel by or for Seller); and (ii) matters that constitute Permitted Title Exceptions.

                     (d) To enable Seller to make conveyance as herein provided, Seller may, at the time of Closing, use the Purchase Price or any portion thereof to clear the title of any or all encumbrances or interests; provided that all instruments so procured are recorded at Seller's expense simultaneously with the recording of the Deed.

                6.1.1. MASSPORT ENVIRONMENTAL FILE REVIEW. On or before June 12, 1998, Buyer shall review the relevant files of the Massachusetts Port Authority with respect to any Hazardous Discharges on or about the Land or Improvements. In the event that Buyer's review of such files reveals any Hazardous Discharge on the Land or any Hazardous Discharge in the vicinity of the Land that has or is likely to migrate onto the Land, other than any Hazardous Discharge disclosed by the Phase I-Limited Site Investigation Harborside Development - Phase C, East Boston, Massachusetts prepared by Goldberg-Zoino & Associates, Inc. dated August 1990, or any Hazardous Discharge which is disclosed in such Site Investigation, but which, since the date of such Site Investigation has migrated onto the Land or migrated in such a manner that it threatens to migrate onto the Land, then Buyer may elect to terminate this Agreement by written notice to Seller delivered on or before June 12, 1998. Upon such termination, Buyer shall be entitled to the return of the Earnest Money and any interest earned thereon, and thereafter, except for any covenants or obligations which by the express provisions of this Agreement survive a termination of this Agreement, neither party shall have any further rights or obligations hereunder.

           6.2. SELLER'S COOPERATION. To assist Buyer with its due diligence, prior to the date hereof, at Buyer's request, Seller has provided Buyer with copies of (or reasonable access to) the Phase I-Limited Site Investigation Harborside Development- Phase C, East Boston, Massachusetts prepared by Goldberg-Zoino & Associates, Inc. dated August 1990, and in the Phase I-Limited Site Investigation Harborside Development-Phase D, East Boston, Massachusetts prepared by Goldberg-Zoino & Associates, Inc. dated August 1990, all operating contracts, year-end audited financial statements, monthly operating statements, operating and capital budgets, marketing plans, projections, operating reports and Permits and Approvals in Seller's possession pertaining to the Hotel, EXCLUDING, HOWEVER, internal reports, studies, analysis and work product prepared by Seller or by legal counsel representing Seller, attorney-client privileged information and any other items Seller may be precluded from providing to Buyer as a matter of law, pursuant to any confidentiality agreement or pursuant to any judgment or order to which Seller is a party or by which Seller is bound. All documentation furnished (or made available) by Seller to Buyer pursuant to the preceding sentence has been delivered (or made available) without any representation or warranty by

Seller as to the accuracy or completeness of such information or the right of Buyer to rely thereon.

           6.3. HAZARDOUS SUBSTANCES. Buyer acknowledges that the Land or adjacent or neighboring lands, may have been filled and used by subsequent owners for uses which may have involved the use, storage and transport of Hazardous Substances (as hereinafter defined). As a result of such uses and activities, Hazardous Substances may have been discharged on, into or from the Land or Improvements. Buyer's consummation of Buyer's purchase of the Assets shall constitute the waiver, release, acquittal and discharge by Buyer on behalf of itself, Buyer's Lessee and any Affiliate of Buyer or Buyer's Lessee of Seller from any and all claims, actions, causes of action, demands, rights, damages, costs, expenses, or compensation whatsoever, direct or indirect, known or unknown, foreseen or unforeseen, which Buyer, Buyer's Lessee or any Affiliate of Buyer or Buyer's Lessee, now has or which may arise in the future on account of or in any way growing out of or in connection with the existence of any Hazardous Substances or any Hazardous Discharge (as hereinafter defined) on or from the Land or Improvements. For purposes hereof, the term "HAZARDOUS SUBSTANCES" shall include, without limitation, (a) any element, compound or chemical that is defined, listed or otherwise classified as a pollutant, toxic pollutant, toxic or hazardous substance, hazardous waste, special waste, extremely hazardous substance or chemical under any environmental laws; (b) petroleum and its refined products, petroleum-derived substances and drilling fluids, production waters and other wastes associated with the exploration, development or production of crude oil or natural gas; (c) any electrical equipment containing oil that has more than 50 parts per million of polychlorinated biphenyls; (d) any flammable substances, explosives or radioactive materials; (e) any materials used or stored by Buyer; and (f) building components, including but not limited to, asbestos-containing materials and manufactured products containing Hazardous Substances. For purposes hereof, the term "HAZARDOUS DISCHARGE" means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances from or onto the Land or Improvements. This provisions of this Subsection shall survive the Closing.

           6.4. DISCLAIMER. Other than as expressly set forth herein, Seller hereby specifically disclaims any warranty, guaranty or representation, oral or written, past, present or future, of, as to, or concerning (i) the nature and condition of the Assets, including, without limitation, the water, soil and geology or any other matter affecting the stability or integrity of the Land or Improvements, and the suitability thereof and of the Assets for any and all activities and uses which Buyer may elect to conduct thereon, and the existence of any Hazardous Substances or hazardous conditions thereon or compliance with applicable Laws; (ii) the condition of title to the Assets or the nature and extent of any right-of-way, lease, possession, lien, encumbrance, license, reservation, condition or otherwise; (iii) the compliance of the Assets or their operation with any covenants, conditions, restrictions, or Laws; (iv) the profitability of, or losses or expenses relating to, the Assets and the businesses conducted in connection therewith; (v) the existence, quality, nature, adequacy or physical condition of any utility serving the Hotel;
(vi) the zoning or other legal status of the Hotel; (vii) the quality of any labor or materials relating in any way to the Assets; or (viii) the legal or tax consequences of this Agreement or its underlying transaction. Buyer acknowledges and understands that Seller has not made an independent investigation or verification of the accuracy or completeness of the documents, studies, surveys, information and materials which will be provided, or made available, to Buyer in connection with Buyer's due diligence, and except as set forth in SUBSECTION 14.2 of this Agreement, Seller makes no representation or warranty whatsoever, expressed or implied, as to the content, accuracy or completeness of any or all such information and materials. Buyer is an experienced, sophisticated purchaser of property such as the Assets and has had or will have had, prior to the deadlines provided for by this Agreement, an opportunity to make independent investigations and examinations of the Assets (and any matters related thereto, including financial information), and to become fully familiar with the condition and operation of the Assets. Buyer acknowledges that prior to the date hereof or prior to the deadlines provided for by this Agreement, Seller will have afforded or will afford Buyer the opportunity for full and complete investigations, examinations and inspections of the Assets and all information to be delivered by Seller pursuant to this Agreement and, other than as expressly set forth herein, Buyer is relying solely on its own investigation and inspection of the Assets. Other than as expressly set forth herein, the sale of the Assets as provided for herein is made on an "AS IS" and "WHERE IS" basis, and Buyer expressly acknowledges that, in consideration of the agreements of Seller herein, other than as expressly set forth herein, Seller makes no warranty or representation, express or implied, or arising by operation of law, including, but not limited to, any warranty of condition, habitability, merchantability, suitability or fitness for a particular use or purpose, in respect of all or any of the Assets. EXCEPT FOR THE WARRANTIES SET FORTH IN SUBSECTION 14.2 OF THIS AGREEMENT, SELLER HEREBY SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS, IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING ANY WARRANTY OF HABITABILITY, MERCHANTABILITY, SUITABILITY OF FITNESS FOR A PARTICULAR USE OR PURPOSE.

     7.    ENTRY PRIOR TO CLOSING.

           7.1. ENTRY AND INVESTIGATION. Between the date of this Agreement and the Closing Date, Seller grants to Buyer and its partners, officers, directors, employees, agents, contractors and consultants (collectively, "BUYER'S REPRESENTATIVES"), a license to enter upon the Hotel at reasonable times for the purpose of performing due diligence inspections and tests on or concerning the Assets (collectively, the "INVESTIGATIONS"). The Investigations and all related activities or events shall be limited and conducted without damage costing in excess of Five Thousand Dollars ($5,000.00) to repair to all or any portion of the Assets and otherwise as herein required, all at Buyer's sole risk, cost and expense. Seller shall incur no cost or expense in connection with the Investigations or any related activities or events. Buyer will take all reasonable precautions to minimize the impact of the Investigations. Buyer shall, in a timely manner, restore the Assets, at its sole cost, to substantially the condition that existed immediately prior to the Investigations, including, without limitation, any and all physical alteration or damage caused by the Investigations or entry of Buyer or any Buyer's Representative onto the Hotel.

           7.2. NO INTERFERENCE. The Investigations shall be performed diligently and prosecuted to completion so as to minimize interference with the operation or use of the Hotel. Any entry onto the Hotel hereunder and any Investigations shall be subject to and conducted in accordance with all Contracts. Because of Seller's concern with any interference with the operation of the Hotel, Seller reserves the right to impose reasonable restrictions on the time and frequency of Buyer's entry. All persons who enter upon the Hotel shall do so at their own risk. Buyer and Buyer's Representatives shall cooperate with and comply with all directions of Seller and Hyatt.

           7.3. NOTICE; APPROVAL. Neither Buyer nor Buyer's Representatives shall enter the Hotel without providing reasonable prior notice to Seller. Buyer shall give Seller prior written notice of any and all proposed entries into or upon the Hotel, including the dates of such entries, the work to be performed, and the names of those entering the Hotel. Seller shall have the right, but not the obligation, at Seller's cost to be present or have its representatives present during any part or all of the Investigations. Buyer shall not do or conduct any part of the Investigations without the presence on site of Seller or Seller's representatives if so requested by Seller from time to time. Notwithstanding the other provisions of this ARTICLE 7, Buyer shall not conduct any soil testing without Seller's prior written approval.

           7.4. SAMPLES. If Buyer takes any samples in connection with any Investigation, then, upon Seller's request, Seller shall be permitted to take split samples to allow Seller, if Seller so chooses, to perform its own testing.

           7.5. GOVERNMENTAL NOTIFICATION. Buyer agrees that in the event the need arises under applicable laws to notify any federal, state or local governmental authority of any event or condition on or about the Hotel as a result of any findings in any Investigation, Buyer shall immediately notify Seller, and Seller, not Buyer or any Buyer Representative, shall give such notification as Seller deems appropriate. If Seller does not so notify such governmental authority in a timely manner after such notice, Buyer or a Buyer Representative may do so, but only if required by law to make such disclosure. In the event Buyer or a Buyer Representative makes such disclosure, Buyer or such Buyer Representative shall give Seller notice as soon as Buyer or the Buyer Representative, as the case may be, is aware of the need to make such disclosure and shall thereafter cooperate with Seller with respect to the scope, content and distribution of the disclosure and communications with respect thereto.

           7.6. INDEMNITY FOR ENTRY. Buyer assumes all risks associated with its entry, the Investigations, and any other activity hereunder, and agrees to defend, indemnify and save Seller, its officers, directors, employees, agents, contractors, affiliates, invitees and guests harmless from and against any and all debts, liens, losses, liabilities, costs, fines, penalties (including, without limitation, court costs, attorneys' fees and expert witness fees), expenses, damages, claims, demands, causes of action, cost recovery actions, administrative orders or notices and consent agreements (collectively, "LIABILITY"), on account of any loss, damage or injury to any person or property by reason of any act, omission or negligence of Buyer or any of Buyer's Representatives, directly or indirectly, in connection with or in any way related to the entry or activities of Buyer or any of Buyer's Representatives on or at the Hotel. Prior to the entry allowed under this SECTION 7, Buyer shall provide Seller with a certificate of insurance naming Seller as a party insured from any of Buyer or Buyer's Representatives who actually perform physical testing on the Land or Improvements with coverage and limitations not less than the following:

                     (a)   GENERAL LIABILITY:  $1,000,000.00 each
occurrence combined single limit for bodily injury and property damage; and

                     (b)   EMPLOYER'S LIABILITY:  BODILY INJURY -
$1,000,000.00 each accident.

           7.7. CONFIDENTIALITY - REPORTS AND TESTING INFORMATION. Buyer agrees that all reports, together with all analyses, compilations, studies and other material or communications prepared by or on behalf of Buyer pursuant to this Agreement (collectively, the "TESTING INFORMATION") shall be used solely by Buyer for the purpose of evaluating the purchase of the Assets by Buyer. Prior to Closing, Buyer shall not disclose, and Buyer's arrangement with any Buyer Representative shall not permit the Buyer Representative to disclose, the Testing Information to any third party without the prior written consent of Seller, except as provided in SUBSECTION 7.5 above, and except that the Testing Information may be disclosed to (i) those Buyer Representatives who need to know the Testing Information for the purpose of evaluating the purchase of the Assets by Buyer and (ii) Buyer's potential lenders or equity investors, so long as such persons are informed of the confidential nature of the Testing Information, are directed to treat the Testing Information confidentially and are bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, Buyer or a Buyer Representative may disclose the Testing Information if and to the extent legally compelled to do so. Buyer or the Buyer Representative, as the case may be, agrees to give Seller notice as soon as Buyer or the Buyer Representative is aware of the need to make such disclosure (or immediately after disclosure if prior notice is not possible) and to use reasonable efforts to obtain assurances that any Testing Information thus disclosed will be treated confidentially.

Buyer or Buyer's Representative shall have no obligation under this paragraph with respect to any Testing Information to the extent that such Testing Information has been made public other than by the acts of Buyer or the Buyer Representative in violation of this Agreement. Buyer's arrangement with any Buyer Representative shall include an agreement on the part of the Buyer Representative to be bound by the provisions of this Subsection.

           7.8. SURVIVAL. The provisions of this SECTION 7 shall survive any termination of this Agreement.

     8. BUYER'S CONTINGENCIES. The following conditions set forth in this SECTION 8 are conditions precedent to Buyer's obligation to purchase the Assets.

           8.1. HYATT ESTOPPEL. Buyer shall have received the Hyatt Estoppel, executed by Hyatt. Seller shall exercise diligent, reasonable efforts to obtain the execution of the Hyatt Estoppel prior to Closing. Buyer shall fully cooperate with Seller, and provide all information requested by Hyatt to enable Seller to obtain the Hyatt Estoppel.

           8.2. GROUND LEASE ESTOPPEL. Buyer shall have received the MassPort Estoppel, executed by MassPort. Seller shall use diligent, reasonable efforts to obtain the execution of the MassPort Estoppel prior to Closing. Buyer shall fully cooperate with Seller, and provide all information requested by MassPort to enable Seller to obtain the MassPort Estoppel.

           8.3. BOND ESTOPPEL.   Buyer shall have received the Bond
Estoppel, executed by the Bond Trustee. Seller shall exercise diligent, reasonable efforts to obtain the execution of the Bond Estoppel prior to Closing. Buyer shall fully cooperate with Seller, and provide all information requested by the Bond Trustee to enable Seller to obtain the Bond Estoppel.

           8.4. TRUTH OF REPRESENTATIONS. All of Seller's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made in all material respects and shall be true and correct in all material respects as of Closing. For purposes hereof, the foregoing representations and warranties shall be deemed true and correct in all material respects if the damage to Buyer with respect to any failure of the same to be true and correct does not, together with any failure of Seller to perform all of its covenants hereunder and any failure of any condition to Buyer's obligation to close hereunder, in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000.00).

           8.5. SELLER'S COVENANTS. Seller shall have executed and delivered all documents to be executed and delivered by Seller hereunder, and all other material covenants of Seller to be performed on or before the Closing Date shall have been fulfilled by Seller in a timely fashion as set forth in this Agreement, or such performance shall have been waived by Buyer. For purposes hereof, Seller shall be deemed to have performed all of its material covenants hereunder so long as the damage to Buyer from the failure of Seller to perform such covenants does not, together with any failure of Seller's representations and warranties contained in or made pursuant to this Agreement to be true and current and any failure of any condition to Buyer's obligation to close hereunder, in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000.00).

           8.6. UCC FILINGS. There are no Uniform Commercial Code financing statements filed against Seller which would be a lien on the Personalty at the time of the Closing, other than any such financing statements filed as a result of the actions of Hyatt in the ordinary course of business under the Management Agreement.

           8.7. COMPLIANCE WITH AGREEMENTS.   All material covenants and
obligations of Seller to be performed on or before the Closing Date under the Bonds, all Contracts (including, without limitation, the Management Agreement) and the Ground Lease shall have been performed by Seller. For purposes hereof, Seller shall be deemed to have performed all of its material covenants and obligations under the Bonds, all Contracts and the Ground Lease, so long as any failure to perform the same does not, together with any damage to Buyer resulting from the failure of any of Seller's representations and warranties contained in or made pursuant to this Agreement to be true and current and any failure of Seller to perform all of its covenants hereunder, result in damage to Buyer in excess of Seventy-Five Thousand Dollars ($75,000.00) in the aggregate.

           8.8. TITLE INSURANCE POLICY. At the Closing, Escrow Agent shall issue to Buyer a leasehold policy of title insurance (ALTA 1990 Form) (insuring, without limitation, Buyer's fee interest in the Improvements) pursuant to and in the form provided for by the Title Commitment (the "TITLE POLICY"), or the unconditional commitment of the Escrow Agent to issue the Title Policy, insuring Buyer in the amount of the Purchase Price that title to the Hotel has vested in Buyer free and clear of all liens and encumbrances other than the Permitted Title Exceptions and such other matters as are approved, or waived, by Buyer in writing, together with a comprehensive endorsement, an access endorsement, a survey endorsement and such other endorsements as have been requested by Buyer and, prior to the Title Due Diligence Expiration Date, the Escrow Agent has committed to issue. The Escrow Agent shall obtain reinsurance with direct access agreements for any title insurance coverage in excess of Forty Million Dollars ($40,000,000.00), from reinsurers acceptable to Buyer in its reasonable discretion. Seller shall provide an affidavit or indemnity to the Escrow Agent as necessary to delete the standard exceptions for mechanics' and materialmen's liens and parties in possession (the "SELLER'S TITLE AFFIDAVIT"). Buyer shall be responsible for paying the premium for the Title Policy.

           8.9. CLOSING BALANCES. On the Closing Date, the balance of the FF&E Reserve shall not be less than $1,375,000.00 and the balance of the Debt Service Reserve Fund, which is part of the Bond Reserves, shall not be less than $4,000,000.00.

           8.10.TRANSFER OF LIQUOR LICENSE. The liquor license for the Hotel shall have been transferred to Buyer or, if the transfer has not been achieved on or before the Closing Date, at Closing, Seller shall enter into the Operating Agreement.

                8.10.1. TAX AND LITIGATION ESCROW. Concurrently with the Closing, Seller shall place a portion of the Purchase Price equal to One Million Dollars ($1,000,000) into an escrow account to be held by the Escrow Agent pursuant to a mutually satisfactory escrow agreement which shall provide for the release of such funds either (i) to the Seller upon receipt of the item(s) described in Section 11.3(m) below or (ii) to the Massachusetts Department of Revenue for the payment of such taxes upon receipt of written direction from Seller. Notwithstanding the foregoing, $100,000 of such escrowed funds shall not be released to Seller until Seller delivers reasonably satisfactory evidence to Buyer that the litigation set forth in EXHIBIT Q has been resolved by either a final determination or settlement. Without limiting any other term hereof, Seller shall remain liable following the Closing for any costs and expenses arising out of the litigation set forth in EXHIBIT Q.

     9. SELLER'S CONTINGENCIES. The following conditions set forth in this SECTION 9 are conditions precedent to Seller's obligation to sell the Assets.

           9.1. HYATT ESTOPPEL. Seller shall have received the Hyatt Estoppel, executed by Hyatt.

           9.2. TRUTH OF REPRESENTATIONS. All of Buyer's representations and warranties contained in or made pursuant to this Agreement shall have been true and correct when made in all material respects and shall be true and correct in all material respects as of Closing. For purposes hereof, the foregoing representations and warranties shall be deemed true and correct in all material respects if the damage to Seller with respect to any failure of the same to be true and correct does not, together with any failure of Buyer to have performed all of its covenants hereunder and any failure of any condition to Seller's obligation to close hereunder, in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000.00).

           9.3. BUYER'S COVENANTS. Buyer shall have executed and delivered all documents to be executed and delivered by Buyer hereunder, and all other material covenants of Buyer to be performed on or before the Closing Date shall have been fulfilled by Buyer in a timely fashion as set forth in this Agreement, or such performance shall have been waived by Seller. For purposes hereof, Buyer shall be deemed to have performed all of its material covenants hereunder so long as the damage to Seller from the failure of Buyer to perform such covenants, does not, together with any failure of any of Buyer's representations and warranties contained in or made pursuant to this Agreement to be true and correct and any failure of any condition to Seller's obligations to Close hereunder, in the aggregate, exceed Seventy-Five Thousand Dollars ($75,000.00).

           9.4. INTENTIONALLY OMITTED.

           9.5. BUYER LEASE. Concurrently with the Closing, Buyer and Buyer's Lessee shall have entered into the Buyer Lease.

           9.6. TRANSFER OF LIQUOR LICENSE. The liquor license for the Hotel shall have been transferred to Buyer or, if the transfer has not been achieved on or before the Closing Date, at Closing, Buyer shall enter into the Operating Agreement.

     10. SELLER'S COVENANTS. From and after the date of this Agreement until the Closing Date, or the earlier termination of this Agreement.

           10.1.MAINTENANCE OF THE PROJECT. Seller shall: (a) cause the Hotel to be maintained and operated in accordance with its current standards and consistent with its current operating procedures for the Hotel, including, without limitation, maintenance of furnishings, fixtures and equipment, Food and Beverage Inventory and Concession Inventory and Operating Supplies; (b) not sell or otherwise dispose of any significant items of Personalty unless replaced with an item of like value, quality and utility (but this prohibition shall not extend to Food and Beverage Inventory, Concession Inventory and Operating Supplies, which shall be subject to clause (a)); (c) not enter into any service, maintenance, landscaping, operating, repair, equipment lease, employment, management, leasing or other similar contract or agreement relating to the operation or maintenance of the Hotel, the charges to the Hotel under which reasonably may be expected to exceed Fifty Thousand Dollars ($50,000.00) in any given instance or One Hundred Fifty Thousand Dollars ($150,000.00) in the aggregate except for those which are cancelable upon in the event of a sale of the Hotel; (d) maintain in full force and effect all liability and casualty insurance currently in effect; and (e) not modify the current operating budget for the Hotel without Buyer's prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, or modify the current capital budget for the Hotel, except as provided in
SECTION 10.3 below.

           10.2.PERMITS AND APPROVALS. Seller shall cooperate with Buyer as reasonably requested in obtaining all Permits and Approvals required for Buyer's acquisition of the Hotel and shall not seek or acquiesce in any amendment to any of the existing Permits and Approvals or any change in the present zoning regulation of the Hotel.

           10.3.CAPITAL IMPROVEMENTS. Seller shall not undertake any program of capital improvements, replacements or alterations of the Improvements or the Personalty, or any portion thereof, except for repairs and replacements undertaken in the ordinary course of business (including all repairs and replacements necessitated by a casualty, the cost of which is not in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) in the aggregate).

           10.4.AMENDMENTS. Seller shall not amend or modify the Ground Lease, the Bond Documents, or the Management Agreement, and shall not default or cause a default thereunder.

           10.5.INTENTIONAL ACTS. Seller shall not intentionally and in bad faith act, or intentionally and in bad faith fail to act, in a fashion that would render any of Seller's representations and warranties contained in SUBSECTION 14.2 of this Agreement, or any statement set forth in the estoppels to be provided to Buyer pursuant to SUBSECTION 11.3 of this Agreement, to become inaccurate in any material manner (as defined in Section 8.4 above), nor shall Seller intentionally create an encumbrance on title to the Assets which is not a Permitted Title Exception.

     11.   THE ESCROW AND CLOSING.

           11.1.ESCROW INSTRUCTIONS. Buyer and Seller shall establish the Escrow with Escrow Agent to facilitate the consummation of the transaction contemplated by this Agreement. Seller and Buyer each shall give Escrow Agent such instructions as reasonably may be necessary or appropriate to close the transaction provided for by this Agreement in accordance with the terms of this Agreement.

           11.2.CLOSING. The Closing shall occur through the Escrow and shall take place on the Closing Date at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, MA 02110 at 10:00 a.m. Boston time, or such other place or time as the parties may mutually agree in writing.

           11.3.ACTION AT THE CLOSING BY SELLER. At or prior to the Closing, Seller shall deliver or cause to be delivered to Buyer, or to Escrow Agent for the account of Buyer, all of the following, and with respect to any instruments or documents referred to below, all such items shall be dated as of the Closing, fully and duly executed by Seller and, if appropriate, notarized in form for recordation:

                     (a) An Assignment and Assumption of the Ground Lease to Buyer, in the form of EXHIBIT "K" attached;

                     (b)   An Assignment and Assumption of the
Management Agreement to Buyer's Lessee in the form of EXHIBIT "L" attached hereto;

                     (c) An Assignment and Assumption of the Contracts (other than the Management Agreement) to Buyer's Lessee in the form of EXHIBIT "M" attached hereto;

                     (d) An Assignment of the Intangible Property to Buyer in the form of EXHIBIT "N" attached hereto;

                     (e) A Bill of Sale to Buyer relating to the Personalty in the form of EXHIBIT "O" attached hereto;

                     (f) An Affidavit of Non-Foreign Person as contemplated by Federal Code Section 1445, in the form of EXHIBIT "P" attached hereto;

                     (g)   A certificate of Seller remaking the
representations and warranties of Seller contained herein, as of the Closing Date, or if any representation and warranty is no longer true and correct after the date of this Agreement, specifying in detail the reason no longer correct, subject to the limitations on survival set forth in this Agreement;

                     (h) All keys and/or means to operate all locks and alarms at the Hotel in Seller's possession (excluding any such items located within the Hotel);

                     (i) The originals of the Contracts (including, without limitation, the Management Agreement), the Ground Lease, and the Permits and Approvals, to the extent in Seller's possession and not previously delivered to Buyer;

                     (j) Such documentation as is satisfactory to Buyer and Escrow Agent in their reasonable discretion evidencing that Seller, and the individual(s) signing on behalf of Seller, has(have) the power and authority to execute and deliver this Agreement and all documents and instruments required or contemplated hereby; provided, however, that no legal opinion shall be required;

                     (k) A written acknowledgment of Seller's approval of the settlement statement provided for by SUBSECTION 12.2 setting forth all prorations and adjustments made in accordance with the provisions of this Agreement; and

                     (l) If the Hotel liquor license has not been transferred to Buyer, the Operating Agreement;

                     (m)   A copy of a compliance letter from the
Massachusetts Department of Revenue with respect to Seller's payment of sales taxes and rooms/occupancy tax and copy of a Tax Good Standing Certificate for Eastrich No. 110 Corporation from the Massachusetts Department of Revenue or, in each case, other evidence satisfactory to Buyer in its reasonable discretion, dated not earlier than fifteen (15) days before the Closing Date, indicating that there are no outstanding sales taxes or room/occupancy taxes relating to the operation of the Hotel or any business operated thereon, or otherwise in connection with the Hotel liquor license (in the event that such compliance letter or Tax Good Standing Certificate is not available by the Closing, Seller will continue to prosecute obtaining such letter or certificate after the Closing); and

                     (n) Such other instruments or documents, if any, as reasonably are necessary to consummate the sale of the Assets to Buyer pursuant to this Agreement.

           11.4.ACTION AT THE CLOSING BY BUYER. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller, or to Escrow Agent for the account of Seller, all of the following, and with respect to any instruments or documents referred to below, all such items shall be dated as of the Closing, fully and duly executed by Buyer or Buyer's Lessee, as the case may be, and, if appropriate, notarized in form for recordation:

                     (a)   All funds necessary to pay the Purchase
Price, together with all closing costs and applicable prorations payable by Buyer;

                     (b) An Assignment and Assumption of the Ground Lease, in the form of EXHIBIT "K" attached hereto, duly executed and acknowledged by Buyer;

                     (c)   An Assignment and Assumption of the
Management Agreement in the form of EXHIBIT "L" attached hereto, duly executed by Buyer's Lessee;

                     (d)   An Assignment and Assumption of the
Contracts, (other than the Management Agreement) in the form of EXHIBIT "M" attached hereto duly executed by Buyer's Lessee;

                     (e) An Assignment of the Intangible Property in the form of EXHIBIT "N" attached hereto, duly executed by Buyer;

                     (f)   A Certificate of Buyer remaking the
representations and warranties of buyer contained herein, as of the Closing Date, or if any representation and warranty is no longer true and correct after the date of this Agreement, specifying in detail the reason no longer correct, subject to the limitations on survival set forth in this Agreement;

                     (g) Such documentation as is satisfactory to Seller and Escrow Agent in their reasonable discretion evidencing that Buyer and Buyer's Lessee, and the individuals signing on behalf of Buyer and Buyer's Lessee, have the power and authority to execute and deliver this Agreement and all documents and instruments required or contemplated hereby; provided, however, that no legal opinion shall be required;

                     (h) A written acknowledgment of buyer's approval of the settlement statement provided for by SUBSECTION 12.2 setting forth all prorations and adjustments made in accordance with the provisions of this Agreement; and

                     (i) If the Hotel liquor license has not been transferred to Buyer, the Operating Agreement, duly executed by Buyer.

                     (j) Such other funds, instruments or documents, if any, as reasonably are necessary to consummate the sale of the Assets to Buyer pursuant to this Agreement.

           11.5.POSSESSION. Seller shall deliver possession of the Assets to Buyer at the Closing, subject to the rights of others pursuant to the Permitted Title Exceptions and the Management Agreement, and subject to the provisions of SUBSECTION 4.4 above, with respect to Seller's inventory of alcoholic beverages, in the event that Seller and Buyer enter into the Operating Agreement at Closing.

           11.6.EXTENSION TO SATISFY CONDITIONS.  If, on the Closing
Date, Seller shall be unable to give title or make conveyance, or to deliver possession of the Assets, all as herein set forth, or any of the closing conditions listed in SECTIONS 8 or 9 have not been satisfied, then the Closing Date shall be extended for a period of thirty (30) days. If the time of Closing is extended as provided in this Subsection and Seller is able to convey title and deliver possession as provided herein within the extended period, Seller may specify an earlier Closing Date upon fifteen (15) days' notice to Buyer. If the Closing Date is extended pursuant to this SUBSECTION 11.6, and if on the extended Closing Date any of the closing conditions set forth in SECTIONS 8 or 9 hereunder are not satisfied, the Earnest Money plus interest earned thereon shall be refunded to Buyer and all obligations of the parties hereto shall cease and this Agreement shall be void and without recourse to the parties hereto. Except as otherwise provided herein, Buyer shall have the election, at either the original or extended Closing Date, to accept such title as Seller can deliver to the Assets in their then condition and to pay the Purchase Price without deduction, in which case Seller shall convey such title and make such delivery (but nothing in this SUBSECTION 11.6 shall limit any obligation of Seller to cure any Title Objections that Seller is obligated to cure pursuant to SUBSECTION 6.1 above).

           11.7.TRANSFER OF GUEST PROPERTY IN SAFEKEEPING.

                     (a) At the Closing, Seller shall cause Manager to provide Buyer and Seller with an inventory of all baggage or other property of guests of the Hotel which has been checked with or left in the care of Manager on the Closing Date, and a list of all guests of the Hotel maintaining items in the safe-deposit boxes as of the Closing Date.

                     (b) Buyer shall be responsible for all property listed on such inventory and items in the safe-deposit boxes on such list, but Buyer shall not be liable or responsible for any checked property not included on such inventory or any items contained in any Hotel safe deposit box not specified on such list. Seller shall indemnify and hold harmless Buyer from and against any liability or responsibility in connection with the theft or mishandling of such items prior to the Closing Date, and Buyer shall indemnify and hold harmless Seller from and against any liability or responsibility in connection with the theft or mishandling of such items from and after the Closing Date.

                     (c) The provisions of this SUBSECTION 11.7 shall survive Closing.

     12.   CLOSING COSTS AND STATEMENT.

           12.1.CLOSING COSTS. Buyer shall be solely responsible for all appraisal and engineering fees and other costs, fees and expenses associated with Buyer's Investigations. Buyer and Seller each shall be responsible for their own legal fees and costs of their respective legal counsel. The escrow fee payable to Escrow Agent in respect of the conveyance and transfer of the Assets to Buyer shall be shared equally by the parties. Seller and Buyer each shall pay one-half of the cost of the deed stamps, if any, required for the Assignment and Assumption of the Ground Lease based on the portion of the Purchase Price allocated to the Hotel, less the outstanding amount of the Bonds. Buyer's title insurance premium and all recording costs shall be paid by Buyer, but Seller shall pay for the title examination fees charged by Escrow Agent.

           12.2.SETTLEMENT STATEMENT. At least three (3) business days prior to the Closing, Buyer and Seller shall prepare a preliminary settlement statement setting forth in detail all prorations and adjustments contemplated by this Agreement.

     13. CLOSING ADJUSTMENTS AND PRORATIONS. The following prorations and adjustments shall occur as of the Closing and, prior to the Closing Date, Seller shall provide all information to Buyer required to calculate such prorations and adjustments; representatives of Buyer and Seller shall together make such calculations and provide Escrow Agent with the results of such prorations and adjustments. If the actual amount of any amounts to be prorated for the period in which the Closing occurs is not known as of the Closing Date, the proration shall be done using the parties' reasonable estimates of such amounts, based upon the most current information available, and reprorated when the actual amounts are known.

           13.1. TAXES. All personal property taxes, sales and use taxes, hotel room or bed taxes, rental taxes or similar taxes, and any general or special assessments in respect of the Hotel, shall be prorated as of the Closing Date such that Seller shall be responsible for all such payments, taxes and assessments that are allocable to any period prior to the Closing Date and Buyer shall be responsible for all such payments, taxes and assessments that are allocable to any period from and after the Closing Date. Neither property taxes, nor payments in lieu of real property taxes, will be prorated because no real property taxes or payments in lieu of real property taxes are currently payable with respect to the Hotel.

           13.2. PREPAID EXPENSES. At the Closing, Buyer shall be charged for those prepaid expenses allocable to any period from and after the Closing, including, without limitation, prepaid rents (including all base rent under the Ground Lease), annual permit and inspection fees, fees for Permits and Approvals transferred to Buyer at the Closing and all security or other deposits paid by Seller to third parties for which the right to the return of any such sums is transferred to Buyer at the Closing, all as set forth on EXHIBIT R, except as otherwise expressly provided herein.

           13.3.CONTINGENT PAYMENTS. At Closing, the parties shall prorate Additional Rent and Contingent Rent under the Ground Lease and the incentive fee under the Management Agreement for the year in which the Closing occurs, using actual figures to date and figures reflected by the Hotel operating budget for the balance of the year. Such calculation shall be done using monthly income figures, attributing monthly income to the parties for their actual respective periods of ownership and prorating each threshold for any such payment over the period to which the threshold is applicable. At the end of the year, these amounts shall be reprorated pursuant to SUBSECTION 13.14 below.

           13.4.BOND PAYMENTS AND RESERVES. There shall be a credit to Seller for the aggregate amount of the Bond Reserves accounts as specified in Subsection 4.3 above (such amount, including, without limitation, the sum of Eighty Five Thousand, One Hundred and Twenty Seven Dollars and 86/100 Dollars ($85,127.86), (which amount is equal to the amount of the outstanding balance of Debt Service Reserve Fund in excess of $4,000,000 as of the date hereof), referred to herein as the "Seller's Funds") except, notwithstanding the terms of Section 4.3 above, Seller shall NOT receive a credit against the Purchase Price at Closing for the Seller's Funds; PROVIDED, HOWEVER, that in the event Seller does not receive the Seller's Funds directly from the Bond Trustee prior to receipt by Buyer of the September, 1998 distribution from the Bond Reserves accounts in accordance with the Bond Documents, then Buyer shall, upon, and to the extent of Buyer's receipt of, such September, 1998 distribution, pay an amount equal to the Seller's Funds to Seller. The payment of the Seller's Funds to Seller, to the extent that Buyer receives the September, 1998 distribution from the Bond Reserves accounts in accordance with the Bond Documents, shall be treated for purposes of this Agreement as a reimbursement of Seller by Buyer pursuant to Section 13.14 hereof. Interest payments due on the Bonds and payments due on the Equity Reserve Fund that is part of the Bond Reserves for the period in which the Closing Date falls shall be prorated as of the Closing.

           13.5.CASH. All petty cash and cash in cash registers and vending machines as of 11:59 p.m., Boston time, on the day preceding the Closing Date shall remain the property of Seller, and if not paid to Seller at or before the Closing shall be charged to Buyer.

           13.6.RENTAL RECEIPTS. All receipts from guest room and conference center rentals prior to the Closing Date shall belong to Seller.

One-half of the guest room rentals and other revenue, whether in cash or accounts receivable, arising from the entire night beginning on the day preceding the Closing Date shall be credited to each of Buyer and Seller. All prepaid rentals, rental deposits and all other deposits for advance registration, conferences, banquets, or future services paid to Seller prior to the Closing Date with respect to periods after the Closing Date shall be credited to Buyer.

           13.7.FOOD AND BEVERAGE RECEIPTS. All receipts and expenses from restaurant and bar operations to the closing hours of the Hotel business day preceding the Closing Date shall belong to, and be paid by, Seller.

           13.8.POSTAGE METER. Postage meter rental and unused meter postage shall be prorated as of 11:59 p.m., Boston time, on the day preceding the Closing Date.

           13.9.ACCOUNTS RECEIVABLE.  Except as set forth in SUBSECTIONS
13.5 and 13.6 above, all receipts, whether in cash, accounts receivable, or credit card claims, for Hotel goods and services furnished prior to 11:59 p.m., Boston time, on the day preceding the Closing Date shall remain the property of Seller and, to the extent Buyer receives any payments on account thereof after Closing, Buyer shall immediately remit such amount to Seller. All such receipts for Hotel goods and services furnished after such time and date shall belong to Buyer, except as expressly provided herein.

           13.10. ACCOUNTS PAYABLE. All accounts payable owing for goods and services (including, but not limited to, amounts owing under the Management Agreement and the Contracts) furnished prior to 11:59 p.m., Boston time, on the day preceding the Closing Date shall be paid by Seller or assumed by Buyer (and Buyer shall receive a credit in the amount of the liability assumed), except that Buyer shall assume (and Buyer shall not receive a credit in the amount of the liability assumed) the obligation to pay (or reimburse Seller if Seller has prepaid for any such items) for all goods and services (including advertising) for which orders have been placed but, as of 11:59 p.m., Boston time, on the day preceding the Closing Date, such goods and services have not yet been provided or delivered; provided that such goods and services are of the type, quality and quantity used by Seller in the ordinary course of operating the Hotel or were specifically contemplated in current Hotel budgets delivered to Buyer prior to the date hereof. Not less than ten (10) days prior to Closing Seller shall provide Buyer with a detailed list of all such accounts payable, or prepaid items, for which Buyer will be responsible. Within five (5) business days following receipt of Seller's list of accounts payable, Buyer must notify Seller of its objection to any accounts payable described thereon which Buyer in good faith reasonably believes are of the type, quality and quantity not used by Seller in the ordinary course of operating the Hotel; otherwise, Buyer shall be obligated to reimburse Seller for all amounts described on Seller's list.

           13.11. UNOPENED INVENTORY. Buyer shall be charged the original net invoice cost paid by Seller (less any commissions or fees paid to Seller or its affiliates) for all useable Operating Supplies, Food and Beverage Inventory or Concession Inventory to be transferred to Buyer, which, as of 11:59 p.m., Boston time, on the day preceding the Closing Date remain Unopened Inventory. Without additional charge, Buyer shall be entitled to retain all items of Operating Supplies, Food and Beverage Inventory and Gift Shop Inventory that do not remain Unopened Inventory on the Closing Date. "UNOPENED INVENTORY" shall refer to all items of Operating Supplies, Food and Beverage Inventory and Concession Inventory that remain in unopened crates or cases or which otherwise remain in unopened packages and substantially in the form as received by Seller from the supplier, provided that each of the following in any event shall be treated as Unopened Inventory: (a) unopened bottles of wine and liquor (excepting any such inventory maintained behind the Hotel bar, in the restaurant's food preparation or dining areas or in guest rooms), (b) items delivered to and stored by Seller on open flats, and (c) items which remain in unopened crates or cases whether or not received by Seller from the supplier within larger crates or cases. Representatives of Buyer and Seller shall conduct an inventory of such Operating Supplies and Concession Inventory on the day preceding the Closing Date and shall inventory the Food and Beverage Inventory as of the close of business of the business day which commenced on the day preceding the Closing Date. The provisions of this SUBSECTION 13.11, with respect to the inventory of alcoholic beverages, shall be subject to the provisions of SUBSECTION 4.4 above, in the event that Buyer and Seller enter into the Operating Agreement at Closing.

           13.12. WAGES AND BENEFITS. Seller shall be charged, and Buyer shall receive a credit, on account of all wages, vacation and holiday pay, payroll expenses, severance pay, pension and other fringe benefits and other Hotel employee benefits accrued and unpaid as of 11:59 p.m., Boston time, on the date preceding the Closing Date, plus one-half of all sick pay accrued and unpaid as of 11:59 p.m., Boston time on the date preceding the Closing Date.

           13.13. UTILITY AND MAINTENANCE CHARGES. Seller shall pay or cause to be paid (i) all unpaid charges for water, electricity, gas, trash removal, sewer, telephone or other utility services which are furnished to or in connection with the Hotel prior to the Closing Date, and
(ii) all unpaid charges for landscaping and all other maintenance services which are furnished to or in connection with the Hotel prior to the Closing Date. Not less than three (3) days prior to Closing, Seller and Buyer shall notify and instruct the suppliers of the foregoing utility services to read the meters for such services as of the day prior to the Closing Date and to render to Seller a final statement for all charges for utility services furnished to the Hotel prior to the Closing Date. If the final meter readings cannot be obtained, Buyer and Seller shall prorate such charges based upon the particular utility company's billing for the immediately preceding billing period determined on a per diem basis based on the actual number of days in the billing period. Buyer shall receive a credit for the allocated amount of such charges applicable to the period to and including the day preceding the Closing Date and, following the Closing, Buyer shall be responsible for, and shall pay, all billings received from the utility company for the current and future billing periods. Buyer shall be charged at Closing for any deposits for utility services made by Seller, and all Seller's rights to such deposits shall be assigned to Buyer at Closing.

           13.14. ADJUSTMENTS TO PRORATIONS. After the Closing, the parties shall from time to time, as soon as is practicable after accurate information becomes available, recalculate and reapportion any of the items subject to proration or apportionment under this SECTION 13: (i) which were not prorated and apportioned at the Closing because of the unavailability of the information necessary to compute such proration, or
(ii) which were prorated or apportioned at the Closing based upon estimated or incomplete information, or (iii) for which any errors or omissions in computing prorations at the Closing are discovered subsequent thereto, and thereafter the proper party shall be reimbursed based on the results of such recalculation and reapportionment. Unless otherwise specified herein, all such reimbursements shall be made on or before ten (10) business days after receipt of notice of the amount due. Any such reimbursements not timely paid shall bear interest at a per annum rate equal to ten percent (10%) from the due date until all such unpaid sums together with all interest accrued thereon is paid if payment is not made within ten (10) business days after receipt of a bill therefor.

           13.1le    SURVIVAL.  The provisions of this SECTION 13 shall
survive Closing.

     14.   LIMITED REPRESENTATIONS AND WARRANTIES.

           14.1. BUYER. Buyer represents and warrants to Seller that, as of the date of this Agreement:

                14.1.1. Buyer is a duly formed and validly existing limited partnership under the law of the State of Delaware, and Buyer has the full right, authority and power to enter into this Agreement, to consummate the transaction contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the Closing, and this Agreement constitutes a valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its terms.

                14.1.2.  Buyer's execution and delivery of this
Agreement, the consummation of the transaction contemplated hereby and the performance of Buyer's obligations under the documents and instruments required to be delivered by Buyer at the Closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Buyer is a party or by which Buyer is bound.

                14.1.3. There is no litigation, investigation or proceeding pending or, to the best of Buyer's knowledge, contemplated or threatened against Buyer which would impair or adversely affect Buyer's ability to perform its obligations under this Agreement or any other instrument or document related hereto.

                14.1.4. Other than as expressly set forth in Seller's representations and warranties below and the estoppels to be delivered pursuant to SUBSECTION 11.3 of this Agreement, Buyer has not relied on any documents, brochures, maps, projections, financial statements or other information or materials delivered, or caused to be delivered, by Seller.

                14.1.5.  INTENTIONALLY OMITTED.

           14.2.SELLER. Seller represents and warrants to Buyer that, as of the date of this Agreement:

                14.2.1. Seller is a duly formed and validly existing limited partnership under the laws of the Commonwealth of Massachusetts, and Seller has the full right, authority and power to enter into this Agreement, to consummate the transaction contemplated herein and to perform its obligations hereunder and under those documents and instruments to be executed by it at the Closing, and this Agreement constitutes a valid and legally binding obligation of Seller enforceable against Seller in accordance with its terms.

                14.2.2.  Seller's execution and delivery of this
Agreement, and the consummation of the transaction contemplated hereby and the performance of Seller's obligations under the instruments required to be delivered by Seller at the Closing, do not and will not result in any violation of, or default under, any term or provision of any agreement, instrument, mortgage, loan agreement or similar document to which Seller is a party or by which Seller is bound.

                14.2.3. Except as set forth in EXHIBIT "Q" attached hereto, to the best of Seller's knowledge, there is no pending or threatened (in writing) litigation against Seller pending before any court in which Seller is or will be a party by reason of Seller's ownership of the Hotel or any portion thereof. In the event Seller becomes aware that any proceeding of the character described in this subparagraph is initiated prior to Closing, Seller shall promptly advise Buyer in writing.

                14.2.4. Except as disclosed to Buyer in writing prior to the date hereof, Seller has received no written notice from any insurance carrier of defects or inadequacies in the Hotel.

                14.2.5 Except as disclosed to Buyer in writing prior to the date hereof, Seller has received no written notice from any municipal, state, federal or other governmental authority of the existence or alleged existence of any violation of Laws pertaining to the use and operation of the Hotel.

                14.2.5. No proceeding has been filed by Seller nor, to the best of Seller's knowledge, has any proceeding been filed against Seller under the United States Bankruptcy Code or any state law relating to bankruptcy or insolvency, seeking liquidation or reorganization of Seller, nor has there been any general assignment for the benefit of Seller's creditors or an appointment of a trustee or receiver for its assets.

                14.2.6. There are no unpaid or outstanding payments in lieu of real estate taxes or personal property taxes on the Hotel or any part thereof which are payable by Seller, except payments for personal property taxes which are not yet due and payable.

                14.2.7. Seller has not entered into any leases nor granted any licenses or similar rights with respect to the Hotel, except the Ground Lease and any lease, license or similar right granted or entered into by Hyatt as Seller's agent pursuant to the Management Agreement in the ordinary course of business.

                14.2.8. To the best of Seller's knowledge, the Ground Lease is in full force and effect, no material default exists on the part of Landlord or Tenant, and the Ground Lease has not been further amended or modified.

                14.2.9.  To the best of Seller's knowledge, the
Management Agreement is in full force and effect, no material default exists on the part of Seller or Hyatt, and such agreement has not been modified or amended.

                14.2.10. To the best of Seller's knowledge, the Bond Documents are in full force and effect, no material default exists on the part of Seller under the Bond Documents, and the Bond Documents have not been modified or amended.

                14.2.11.  Seller has no employees at the Hotel.

                14.2.12.  To the best of Seller's knowledge, the
Contracts listed on EXHIBIT E are all of the material Contracts, are in full force and effect, and are without material default on the part of Seller thereunder.

                14.2.13. To the best of Seller's knowledge, Seller has received no written notice of any special assessment against the Hotel.

As used in this SUBSECTION 14.2, the expression "To the best of Seller's knowledge" shall refer solely to the actual knowledge as of the date of this Agreement of Henry Vickers and Christina Digney, without either individual having made or conducted, and without either being under any obligation to make or conduct, any investigation, review or inquiry whatsoever with respect to the matters referenced. Buyer is not relying on such individuals to have made any investigation, review or inquiry. Further, for the purposes of this SUBSECTION 14.2, no material default shall be deemed to exist under any of the Ground Lease, the Management Agreement or the Bond Documents for purposes of SUBSECTION 14.2.9, 14.2.10, 14.2.11, unless the default thereunder, together with any failure of any of Seller's representations and warranties contained in or made pursuant to this Agreement to be true and correct, any failure of Seller to perform any of all of its covenants hereunder, and any other failure of the condition contained in Section 8.7, in the aggregate, would damage Buyer in an amount in excess of Seventy-Five Thousand Dollars ($75,000.00).

           14.3.SURVIVAL OF BUYER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer set forth in SUBSECTION 14.1 shall not survive the termination or cancellation of this Agreement but shall survive the Closing, provided that any claim by Seller or any party claiming by, through or on behalf of Seller relating to any representation and warranty shall be asserted by written notice to Buyer given not later than one (1) year after the Closing Date, which notice shall set forth with specificity the nature of the claim and the particulars thereof. Seller agrees that it will not proceed against Buyer with respect to any claim relating to any representation and warranty set forth in SUBSECTION 14.1 unless such claim, alone or in the aggregate with all other claims of Seller under this SUBSECTION 14.3, involves a loss to Seller in excess of Seventy-Five Thousand Dollars ($75,000.00).

           14.4.SURVIVAL OF SELLER'S REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller set forth in SUBSECTION 14.2 shall not survive the termination or cancellation of this Agreement but shall survive the Closing, provided that any claim by Buyer or any party claiming by, through or on behalf of Buyer relating to any representation and warranty shall be asserted by written notice to Seller given not later than one (1) year after the Closing Date, which notice shall set forth with specificity the nature of the claim and the particulars thereof. Notwithstanding the terms of any other provision of this Agreement, Buyer agrees that it will not proceed against Seller with respect to any claim relating to any representation and warranty set forth in SUBSECTION 14.2 unless such claim, alone or in the aggregate with all other claims of Buyer under this SUBSECTION 14.4, involves a loss to Buyer or to the value of the Hotel in excess of Seventy-Five Thousand Dollars ($75,000.00). Buyer agrees that it will not proceed against Seller (except to give notice to Seller within the one (1) year period provided above) with respect to any claim affecting title to the Hotel unless Buyer shall have first made such claim against Buyer's Title Insurer and proceeded in good faith to maximize Buyer's claim against Buyer's Title Insurer and coverage for such claim shall be denied or such claim shall not be fully satisfied by Buyer's Title Policy.

     15. NOTICES. All notices or other communications required or provided to be sent by either party or Escrow Agent shall be in writing and shall be sent by United States Postal Service, postage prepaid or certified mail, return receipt requested, or by any nationally known overnight delivery service, or by courier, or in person. All notices shall be deemed to have been given ninety-six (96) hours following deposit in the United States Postal Service or upon personal delivery if sent by overnight delivery service, courier or personally delivered. Any notice or other communication which may be mailed may also be transmitted by facsimile and shall be deemed to have been delivered if and when received by the addressee at the number set forth below. All notices shall be addressed to the party at the address below:

           If to Buyer:

                LaSalle Hotel Operating Partnership, L.P.
                c/o LaSalle Hotel Advisors, Inc.
                220 East 42nd Street, 27th Floor
                New York, NY 10017
                Attn:Todd Noonan
                Tel: (212) 503-1506
                Fax: (212) 687-8170

           With a copy to:

                Hagan & Associates
                200 E. Randolph Drive, Suite 4322
                Chicago, IL 60601
                Attn:R. K. Hagan, Esq.
                Tel: (312) 228-2050
                Fax: (312) 228-3994

           If to Seller:

                Bird Island Limited Partnership
                c/o AEW Capital Management L.P.
                225 Franklin Street
                Boston, MA 02110
                Attn: Stephen P. Campbell
                Tel: (617) 261-9258
                Fax: (617) 261-9555

           With a copy to:

                Goodwin, Procter & Hoar LLP
                Exchange Place
                Boston, MA 02109-2881
                Attn:Michael H. Glazer, P.C.
                Tel: (617) 570-1420
                Fax: (617) 227-8591

Any address or name or number specified above may be changed by notice given to the addressee by the other party in accordance with this SECTION
15. The inability to deliver because of a changed address or number of which no notice was given, or rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by the counsel for such party. Any notice to be given to Escrow Agent shall be sent to the address set forth in SECTION 1 above.

     16. TRANSFER OF LIQUOR LICENSE. As soon as reasonable practicable after execution of this Agreement, Buyer and Buyer Designee shall file or cause to be filed an application for transfer of the Hotel Liquor License, and thereafter shall prosecute such application with due diligence. Seller agrees, both in connection with the application for transfer of the Hotel liquor license to cooperate with Buyer in supplying information required or reasonably requested by the licensing authority in executing authority in executing any necessary documents for filing with the licensing authority, provided that Buyer shall pay all application fees and other cost attributable to the application and transfer. In the event that the Hotel liquor license is not transferred to Buyer on or before the Closing, at Closing, Buyer and Seller shall enter into an Interim License Operating Agreement, collectively (the "OPERATING AGREEMENT"), in a form to be negotiated by Buyer and Seller by June 18, 1998 and which shall, in any event, be mutually satisfactory to Buyer and Seller. The provisions of this SECTION 16 shall survive Closing, and if the Hotel liquor license is not transferred to Buyer at the Closing, Buyer and Seller shall continue to be obligated to pursue such transfer pursuant to the provisions hereof.

     17.   REMEDIES.

           17.1.SELLER'S REMEDIES.  Pursuant to the provisions of SECTION
5 of this Agreement if, on the Closing Date, (i) Buyer is in default of any of its material obligations hereunder, or (ii) any of Buyer's representations and warranties are untrue in any material respect, or
(iii) any condition to the obligation of Seller to close hereunder has not been substantially satisfied, then, unless otherwise expressly provided in this Agreement, Seller may elect, as its sole remedy, to (x) terminate this Agreement by written notice to Buyer, or (y) waive the default, breach or condition and proceed to close the transaction contemplated hereby in accordance with the terms of this Agreement. For purposes of this SUBSECTION 17.1, Buyer shall not be deemed to be in default of any of its material obligations or in material breach of any of its representations and warranties, unless the loss to Seller, in the aggregate, as a result of all such breaches, defaults and/or failures of a condition, exceeds Seventy-Five Thousand Dollars ($75,000.00). In the event that such unsatisfied condition is within the reasonable control of Buyer, or Buyer has defaulted in its obligations hereunder or intentionally caused such representation and warranty to be untrue or such condition to be unsatisfied, and this Agreement is so terminated, then Seller shall be immediately entitled to the Earnest Money, together with all interest accrued thereon, as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder, other than any arising under any provision herein which expressly provides that it survives the termination of this Agreement. The amount of liquidated damages set forth in this SUBSECTION 17.1 shall be for all loss, damage and expense suffered by Seller, including, without limitation, the loss of its bargain, it being agreed that Seller's damages are difficult if not impossible to ascertain.

           17.2.BUYER'S REMEDIES. If, on the Closing Date, (i) Seller is in default of any of any of its material obligations hereunder, or (ii) any of Seller's representations or warranties are untrue in any material respect, or (iii) any condition to the obligation of Buyer to close hereunder has not been substantially satisfied, then, unless otherwise expressly provided in this Agreement, Buyer may elect, as its sole remedy, to (x) terminate this Agreement by written notice to Seller, (y) waive such default, breach or condition and proceed to close the transaction contemplated hereby in accordance with the terms of this Agreement, without any reduction of or credit against the Purchase Price, or (z) in the event that such unsatisfied condition is within the reasonable control of Seller or Seller has defaulted in its obligations hereunder or has intentionally caused such representation and warranty to be untrue or such condition to be unsatisfied, seek specific performance of this Agreement. For purposes of this SUBSECTION 17.2, Seller shall not be deemed to be in default of any of its material obligations or in material breach of any of its representations and warranties, and the condition set forth in Section 8.7 shall be deemed substantially satisfied unless the loss to Buyer, in the aggregate, as a result of all such breaches, defaults and/or failures of a condition, exceeds Seventy-Five Thousand Dollars ($75,000.00). In the event that this Agreement is so terminated, then Buyer shall be immediately entitled to the Earnest Money, together with all interest accrued thereon, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder, other than any arising under any provision herein which expressly provides that it survives the termination of this Agreement.

     18. CASUALTY; CONDEMNATION. Seller shall notify Buyer immediately of the occurrence of any damage to or destruction of the Hotel, or any portion thereof, or the institution or maintenance of any condemnation or similar proceedings with respect to the Hotel or any portion thereof. In the event of any damage to or destruction of any portion of the Hotel for which Buyer and Seller reasonably determine that the cost to repair exceeds Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), or in the event any condemnation or similar proceedings are instituted or maintained which, in the good faith reasonable business judgment of Buyer, would have a material adverse effect on the Hotel, Buyer at its option either (i) may terminate this Agreement, in which case the Earnest Money shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for any covenants or agreements which by the express provisions of this Agreement survive a termination of this Agreement, or
(ii) may consummate the purchase evidenced by this Agreement. In the event of the institution or maintenance of any condemnation or similar proceedings which, in the good faith reasonable business judgment of Buyer, would not have a material adverse affect on the Hotel, or in the event that Buyer elects to consummate the purchase pursuant to clause (ii) above, Buyer shall receive a credit at Closing in an amount equal to (A) all insurance or condemnation proceeds collected by Seller prior to the Closing, plus (B) Seller's deductible or self-insurance permit or such lesser amount as is equal to the estimated cost to repair or reconstruct those portions of the Hotel damaged or destroyed, and all rights to all other insurance or condemnation proceeds arising out of such damage or destruction or proceedings and not collected prior to the Closing, including any business interruption and rental loss proceeds for any period after the Closing, shall be assigned by Seller to Buyer as of the Closing. In the event of any damage to or destruction of any portion of the Hotel for which Buyer and Seller reasonably determine that the cost to repair equals or is less than Two Hundred and Fifty Thousand Dollars ($250,000.00), Buyer shall receive a credit at Closing in an amount equal to (x) the cost of the repair, as reasonably agreed upon by Buyer and Seller, plus (y) an amount equal to business interruption loss to Buyer as a result of the damage or destruction; and in such event Seller shall remain entitled to all insurance proceeds attributable to such damage or destruction.

     19. COMMISSIONS. Each party warrants and represents to the other that it has not dealt with any broker, finder or other party entitled to any real estate sales or brokerage commission or finder's fee in connection with this transaction, other than the Plasencia Group, Inc. Seller agrees to pay the commission due to the Plasencia Group, Inc. arising out of this transaction pursuant to a separate agreement between Seller and the Plasencia Group, Inc., but only if, as when the transaction provided for by this Agreement closes. Each party agrees to indemnify, defend and hold harmless the other party from and against any claims by any third parties arising out of any breach of the representations, warranties or agreements made by such party in this paragraph, and all costs and expenses incurred by the indemnitee in connection therewith, including, but not limited to, reasonable attorneys' fees. The indemnity provided for in this paragraph shall survive the Closing or any earlier termination of this Agreement.

     20. CONFIDENTIALITY AND RETURN OF SELLER DOCUMENTS. Buyer agrees that, until after the Closing, all documentation or information delivered or made available to Buyer or its representatives or agents by Seller or Seller's representatives or agents pertaining to the Assets shall be kept confidential and shall not, without the prior written consent of Seller, be disclosed by Buyer or its representatives or agents to any third party, and will not be used by Buyer or its representatives or agents, for any purpose other than evaluating the Assets. Prior to Closing, neither party shall release, or cause or permit to be released any press notices, publicity (oral or written) or advertising or otherwise announce or disclose, or cause or permit to be announced or disclosed, in any manner whatsoever, the terms, conditions or substance of the transaction contemplated herein without first obtaining the express written consent of the other party hereto. It is understood that the foregoing shall not, however, preclude either party from discussing the substance or any relevant details of the transaction contemplated in this Agreement with, nor disclosing the terms of this Agreement or with respect to other information to (i) those employees, accounts and attorneys of Buyer who need to know the information for the purpose of evaluating the purchase of the Assets by Buyer, and (ii) Buyer's potential lenders or equity investors, so long as such persons are informed of the confidential nature of the information, are directed to treat the information confidentially and are bound by the terms and conditions of this Agreement. Notwithstanding the foregoing, Buyer or a Buyer Representative may disclose information if and to the extent legally compelled to do so. Buyer or the Buyer Representative, as the case may be, agrees to give Seller notice as soon as Buyer or the Buyer Representative is aware of the need to make such disclosure (or immediately after disclosure if prior notice is not possible) and to use reasonable efforts to obtain assurances that any information thus disclosed will be treated confidentially. Buyer or Buyer's Representative shall have no obligation under this Section with respect to any information to the extent that such information has been made public other than by the acts of Buyer or Buyer Representative in violation of this Agreement or any information that is given to Buyer by an unrelated third party not engaged by Buyer in any capacity and who is not bound by a confidentiality obligation with respect to such information. Buyer's arrangement with any Buyer Representative shall include an agreement on the part of the Buyer's Representative to be bound by the provisions of this Section. In the event the sale of the Hotel contemplated herein is not consummated, each party shall promptly return to the other party all information, documents, and other items received from such other party in connection herewith or promptly destroy the same. Any liability arising under this provision shall terminate effective upon the Closing; however this provision and all liability arising hereunder shall survive any termination of this Agreement.

     21. ATTORNEYS' FEES. If either party hereto fails to perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees and disbursements. Any such attorneys' fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys' fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.

     22. WAIVER. No delay in exercising any right or remedy shall constitute a waiver thereof, and no waiver by Seller or Buyer of the breach of any covenant of this Agreement shall be construed as a waiver of any preceding or succeeding breach of the same or any other covenant or condition of this Agreement.

     23. TIME PERIODS. In the event the time for performance of any obligation hereunder expires on a Saturday, Sunday or legal holiday, the time for performance shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

     24.   SURVIVAL.   Buyer's consummation of the Closing shall
constitute an acceptance of all of the obligations of Seller hereunder except such as may be expressly required to survive the Closing under this Agreement or which by their terms as described in this Agreement are to be performed after the Closing. No provision, covenant or representation of Seller contained in this Agreement shall survive the Closing or termination or cancellation of this Agreement, except as may be otherwise expressly provided herein.

     25. MODIFICATION OF AGREEMENT. No modification of this Agreement shall be deemed effective unless in writing and signed by the parties hereto.

     26. FURTHER INSTRUMENTS. Each party, promptly upon the request of the other, shall execute and have acknowledged and delivered to the other or to Escrow Agent, as may be appropriate, any and all further instruments reasonably requested or appropriate to evidence or give effect to the provisions of this Agreement and which are consistent with the provisions of this Agreement.

     27. ENTIRE AGREEMENT. This Agreement constitutes the entire contract between the parties with regards to the purchase and sale of the Assets. All terms and conditions contained in any other writings previously executed by the parties and all other discussions, understandings or agreements regarding the Assets and the subject matter of this Agreement shall be deemed to be superseded hereby.

     28. APPLICABLE LAW. This Agreement, and all questions and disputes arising in connection within, shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflict of laws.

     29. DESCRIPTIVE HEADINGS. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

     30.   TIME OF THE ESSENCE.  Time is of the essence of this Agreement.

     31. ASSIGNMENT. Buyer may not assign its rights hereunder without the prior written consent of Seller. No assignment shall be valid and effective in any event until the delivery to Seller of written notice of such assignment together with an executed copy of the documents pursuant to which such assignee assumes all of Buyer's covenants under this Agreement and agrees to be bound by all of the terms, conditions and provisions of this Agreement and thereof. If Buyer assigns its rights under this Agreement, then effective only at and concurrently with the Closing, Buyer shall be released from all continuing obligations and liabilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns, if any, of the respective parties hereto.

     32. CONSTRUCTION. The parties agree that each party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any amendments or exhibits hereto.

     33. INTERPRETATION. In this Agreement, the neuter gender includes the feminine and masculine, and the singular number includes the plural, and the words "PERSON" and "PARTY" include corporations, partnerships, individuals, firms, trusts, limited liability companies or associations wherever the context so requires.

     34. EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto and referred to in this Agreement are incorporated herein by this reference and are part of this Agreement.

     35. COUNTERPARTS. This Agreement may be executed simultaneously or in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     tte   RECORDATION.  This Agreement shall not be recorded.

     37. IRS REAL ESTATE SALES REPORTING. Buyer and Seller hereby appoint Escrow Agent as, and Escrow Agent agrees to act as, "the person responsible for closing" the transaction which is the subject of this Agreement pursuant to Internal Revenue Code Section 6045(e). Escrow Agent shall prepare and file all informational returns, including without limitation, IRS Form 1099-S and shall otherwise comply with the provisions of Internal Revenue Code Section 6045(e). Escrow Agent shall indemnify, protect, hold harmless and defend Seller, Buyer and their respective attorneys for, from and against any and all claims, actions, costs, loss, liability or expense arising out of or in connection with the failure of Escrow Agent to comply with the provisions of this SECTION 37.

     38. AUDIT. After the Closing, Seller will make available to Purchaser the financial information in the possession of Seller or Seller's accountants for the three most recent fiscal years of the Hotel necessary for the purpose of an audit to be performed by KPMG Peat Marwick LLP ("KPMG") in accordance with Rule 3.05 of Regulation S-X of the Securities and Exchange Commissions Rules and Regulations. Such financial information will be made available to Purchaser and KPMG in a location mutually agreeable to Purchaser and Seller and may include, but not be limited to, general ledgers, city ledgers, guest ledgers, audited financial statements and management letters, policies and procedures manuals, room contracts, labor contracts, loan agreements, compensation arrangements, any other agreements, invoices for all expenditures made, sale and marketing plans, fixed assets registers, budgets and variance explanations, personnel files, payroll registers, bank statements, bank account reconciliations, check registers (including the period following the most recent fiscal year) and descriptions of benefit plans, related party transactions, insurance coverage, litigation, vacation accruals and taxes paid, in each case to the extent in the possession of Seller or Seller's accountants. Seller agrees to permit Buyer to obtain such confirmation regarding the foregoing financial information from Seller's certified public accountants as Buyer may request and Seller's certified public accountants are willing to give, all at Buyer's sole cost and expense. The provisions of this SECTION 38 shall survive closing.

     IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement under seal as of the date and year set forth above.

                                SELLER:

                                BIRD ISLAND LIMITED PARTNERSHIP, a
Massachusetts limited partnership

                                By:  Eastrich No. 117 Corporation, a
Massachusetts corporation, its General Partner


                                     By: /s/ Mark A. Albertson
                                     Name: Mark A. Albertson
                                     Its: President

                                BUYER:

                                LASALLE HOTEL OPERATING
                                PARTNERSHIP, L.P.

                                By:  LaSalle Hotel Properties, a
Maryland real estate investment trust, its general partner


                                     By: /s/ Todd Noonan
                                     Name: Todd Noonan
                                     Its: Vice President